UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): June 15, 2015

CARPENTER TECHNOLOGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1-5828	23-0458500
(State of or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer I.D. No.)

P.O. Box 14662 Reading, Pennsylvania	19612-4662
(Address of principal executive offices)	(Zip Code)

(610) 208-2000

Registrant’s telephone number, including area code

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 – Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph E. Haniford as Senior Vice President - Global Operations

On June 15, 2015, the Board of Directors (the “Board”) of Carpenter Technology Corporation (the “Company”) appointed Joseph E. Haniford to be the Company’s Senior Vice President – Specialty Alloys Operations (“SAO”), effective July 13, 2015.  Mr. Haniford will provide executive leadership to a newly integrated SAO organization which has historically consisted of two functional structures — Commercial and Operations. In connection with this new role, Mr. Haniford will succeed David Strobel, who has served as Senior Vice President – Global Operations since September 2, 2010 and who will transition into a new role as Senior Vice President and Chief Technology Officer, effective July 13, 2015.

Prior to joining the Company, Mr. Haniford served as Chief Operating Officer and a member of the board of directors of EnTrans International, an energy and transportation equipment company, from August 2014 to June 2015, and as Chief Operating Officer of Heil Trailer International, a dry bulk and petroleum stainless steel trailers manufacturer, from June 2014 to August 2014. Prior to this, Mr. Haniford served as President of Unlock the Value LLC from November 2013 to June 2014 and in various positions with Alcoa, Inc., a leading producer of primary and fabricated aluminum. Mr. Haniford was with Alcoa for more than 30 years in various executive leadership positions and had P&L accountability for multiple businesses during his career, most recently within the Alcoa Power and Propulsion business unit, including serving as Vice President and General Manager of the Aerospace Airfoil business from January 2011 to August 2013. Prior to that, he served as President of Aerospace Specialty Business & Vice President of Global Manufacturing for Alcoa Power & Propulsion from May 2009 to January 2011, and President of Alcoa’s Howmet Aluminum Castings and Vice President and General Manager of the Forged & Cast Products business from October 2003 to May 2009.  Mr. Haniford holds a bachelor’s degree in mechanical engineering from Rose-Hulman Institution of Technology, Terre Haute, Indiana.

Mr. Haniford’s compensation as Senior Vice President – Specialty Alloys Operations is set forth in an offer letter the Company delivered to Mr. Haniford on June 15, 2015 (the “Offer Letter”).  Mr. Haniford’s base salary will be $400,000. Mr. Haniford will also be eligible to participate in the Company’s Executive Bonus Compensation Plan for the fiscal year ending June 30, 2016 with a “target level” cash bonus of 80% of his salary, based on the achievement of certain target metrics, such as operating income, operating margin and safety performance objectives, as well as a measure of his personal contribution towards overall results during the fiscal year.  The Company will also grant Mr. Haniford: (i) a one-time lump-sum payment of $100,000 and (ii) a one-time restricted stock unit award with respect to shares of common stock of the Company, with a grant date fair value of $100,000 pursuant to the terms of an award agreement, which such stock unit award will vest upon the first anniversary of the grant date.  Mr. Haniford will also be eligible to receive annual equity grants determined by the Company’s Human Resources Committee, which are anticipated to be granted beginning in the first quarter of 2016 and with an approximate value of $500,000.  Additionally, Mr. Haniford will be eligible to participate in the Company’s Deferred Compensation Plan and Change of Control Severance Plan, as well as the Company’s other benefit programs.

The foregoing description of the material terms of the Offer Letter does not purport to be complete and is qualified in its entirety by reference to the Offer Letter, a copy of which is filed herewith as Exhibit 10.1 and is incorporated herein by reference.

There are no family relationships between Mr. Haniford and any director or executive officer of the Company, and he has no indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of David Strobel as Senior Vice President and Chief Technology Officer

In connection with Mr. Haniford’s appointment as Senior Vice President – Specialty Alloys Operations, Mr. Stobel will transition into a new position as the Company’s Senior Vice President and Chief Technology Officer, effective July 13, 2015, from his current position as Senior Vice President – Global Operations.  No changes were made to Mr. Strobel’s compensation as a result of his transition to a new position within the Company.

A copy of a press release issued by the Company on June 22, 2015 announcing Mr. Haniford’s appointment as Senior Vice President – Global Operations and Mr. Strobel’s transition into a new role as Senior Vice President and Chief Technology Officer is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

Item 9.01 - Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description

10.1	Offer Letter, dated June 15, 2015, by and between Carpenter Technology Corporation and Joseph E. Haniford.
99.1	Press Release dated June 22, 2015.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 22, 2015	CARPENTER TECHNOLOGY CORPORATION

	By	/s/ Tony R. Thene
Tony R. Thene
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit	Description
10.1	Offer Letter, dated June 15, 2015, by and between Carpenter Technology Corporation and Joseph E. Haniford.
99.1	Press Release dated June 22, 2015.